UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Endurance Specialty Holdings Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	98-0392908
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)
Wellesley House 100 Pitts Bay Road Pembroke HM 08, Bermuda	N/A
(Address of Principal Executive Offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Endurance Specialty Holdings Ltd. Depositary Shares, each Representing a 1/1,000th Interest in a Share of 6.350% Non-Cumulative Preferred Shares, Series C, $1.00 par value	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:

333-200194

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1.	Description of Registrant’s Securities to be Registered

The securities to be registered hereby are the Depositary Shares (the “Depository Shares”), each representing a 1/1,000th interest in a share of 6.350% Non-Cumulative Preferred Shares, Series C, par value $1.00 per share and liquidation preference $25,000 per share (the “Preferred Shares”), of Endurance Specialty Holdings Ltd. (the “Company”). The descriptions of the terms of the Depositary Shares and the underlying Preferred Shares set forth under the headings “Description of the Depositary Shares” and “Description of the Series C Preferred Shares,” respectively, in the Company’s Prospectus Supplement, dated November 17, 2015, to the Prospectus, dated December 12, 2014, which constitutes a part of the Company’s Registration Statement on Form S-3ASR (File No. 333-200914), filed under the Securities Act of 1933, as amended, are hereby incorporated herein by reference.

Item 2.	Exhibits

3.1	Memorandum of Association (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-102026)).

3.2	Certificate of Deposit of Memorandum of Increase of Share Capital (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K for the Year Ended December 31, 2004).

3.3	Amended and Restated Bye-laws (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2008).

4.1	Certificate of Designations of 6.350% Non-Cumulative Preferred Shares, Series C, of Endurance Specialty Holdings Ltd. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 24, 2015).

4.2	Specimen 6.350% Non-Cumulative Preferred Shares, Series C (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on November 24, 2015).

4.3	Form of depositary receipt (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on November 24, 2015).

4.4	Deposit Agreement, dated November 24, 2015, among Endurance Specialty Holdings Ltd., Computershare Inc., Computershare Trust Company, N.A. and the holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on November 24, 2015).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 24, 2015

                 Endurance Specialty Holdings Ltd.

By:	/s/ John V. Del Col
	Name:	John V. Del Col
	Title:	General Counsel & Secretary

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